Exhibit 5.8

CONSENT OF EXPERT

June 27, 2014

Ladies and Gentlemen:

I, Henrik Thalenhorst, P. Geo., of Strathcona Mineral Services Limited, hereby consent to the use of and reference to my name, and the inclusion and incorporation by reference in the registration statement on Form F-10 of MAG Silver Corp. of the information derived from the technical report dated July 1, 2012, which is entitled “Minera Juanicipio Property, Zacatecas State, Mexico, Technical Report for Minera Juanicipio S.A. de C.V.” (the “Technical Report”) and all other references to the Technical Report included or incorporated by reference in the registration statement on Form F-10 of MAG Silver Corp.

/s/ Henrik Thalenhorst
Henrik Thalenhorst, P. Geo. Strathcona Mineral Services Limited